UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2022

Personalis, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38943	27-5411038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1330 O’Brien Drive Menlo Park, California 94025		94025
(Address of Principal Executive Offices)		(Zip Code)

(650) 752-1300

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PSNL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2022, Personalis, Inc. (the "Company") entered into a contract with the U.S. Department of Veterans Affairs (VA) for the VA’s Million Veteran Program ("VA MVP") to provide them with their requirements of whole genome sequencing services (the “VA MVP Agreement”). The performance period for the services under the VA MVP Agreement includes a base period of one year, with four one-year renewal option periods that may be exercised upon discretion of the VA MVP.

The Company received an initial task order under the VA MVP Agreement with a value of up to $10.0 million, subject to the receipt of samples from the VA MVP and performance of services by the Company.

The VA MVP may terminate the VA MVP Agreement, or any part thereof, at its sole convenience. Subject to the terms of the VA MVP Agreement, the Company is entitled to receive a percentage of the contract price reflecting the percentage of the work performed prior to the notice of termination, plus reasonable charges that the Company can demonstrate have resulted from the termination.

The VA MVP may terminate the VA MVP Agreement, or any part thereof, for cause in the event of any default by the Company, or if the Company fails to comply with any contract terms and conditions, or fails to provide the VA MVP, upon request, with adequate assurances of future performance. In the event of termination for cause, the VA MVP is not liable to the Company for any amount for supplies or services not accepted, and the Company is liable to the VA MVP for any and all rights and remedies provided by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 3, 2022	Personalis, Inc.

	By:	/s/ Aaron Tachibana
Aaron Tachibana
Chief Financial Officer